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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

The registrant has the following wholly owned subsidiaries:

         FM Precision Golf Manufacturing Corp., a Delaware corporation

         FM Precision Golf Sales Corp., a Delaware corporation

         Royal Grip, Inc., a Nevada corporation


         Roxxi, Inc., a Nevada corporation, is a wholly-owned subsidiary of Royal Grip, Inc.